Exhibit 10.1

Presented to:
Chris Hufnagel

Offer Enclosed For:
President, Wolverine Worldwide

May 30, 2023
• WOLVERINE WORLDWIDE • 9341 COURTLAND DR. NE. ROCKFORD, MI 49351 • PAGE 1 OF 5

May 30, 2023

Congratulations!

Dear Chris,
On behalf of Brendan Hoffman, I am very excited to confirm your promotion to President of Wolverine Worldwide.
We are confident in your ability to continue contributing significantly to the success of Wolverine World Wide, Inc. in this new role. Please find key details for your review on the following pages.

• WOLVERINE WORLDWIDE • 9341 COURTLAND DR. NE. ROCKFORD, MI 49351 • PAGE 2 OF 5

JOB TITLE:	Effective June 4, 2023, your new title will be President, Wolverine Worldwide.
REPORTING TO:	Brendan Hoffman – CEO
COMPENSATION:	Effective June 4, 2023, your base salary will be $30,769.24 paid biweekly, equating to an annualized rate of $800,000 (less applicable taxes and deductions).
ANNUAL BONUS:	You will continue to be enrolled in our short-term incentive plan at the target rate of 60%. Although there is no guarantee of any bonus payout, achievement of financial targets and personal objectives could yield a bonus with a maximum payout of 120% of earned salary.
STOCK AWARDS:	You will continue to be enrolled in the Company’s stock program, including our Executive Long-Term Incentive Plan. We will recommend to the Compensation Committee of the Board of Directors at its February 2024 meeting that you be granted restricted and performance stock units commensurate with your new position.
STOCK OWNERSHIP:	You will continue to be a member of the Executive Management Team, and required to maintain a minimum stock ownership level of 3X your annual base salary. You have up to five years from the date you are first subject to the stock ownership guidelines in order to meet this requirement. You will also continue to be subject to the Company’s Insider Trading and Pre-Clearance policies.
SPECIAL STOCK GRANT:
At its next meeting, we will recommend to the Compensation Committee that you be granted $500,000 in restricted stock units. These RSUs will vest one-third on each of the first three grant anniversary dates.

All other components of your compensation and benefit package will remain the same.

The entire Wolverine Worldwide management team congratulates you on your new position. We have every confidence that you will continue to perform exceptionally in your new role and will support you in your transition.

• WOLVERINE WORLDWIDE • 9341 COURTLAND DR. NE. ROCKFORD, MI 49351 • PAGE 3 OF 5

Acknowledgment + Acceptance:

This will acknowledge that I have read, understood and accept the terms and conditions of the offer listed on the preceding pages. I specifically acknowledge that the position for which I am being considered is an at-will position and no representations have been made by the Company to the contrary.

/s/ Christopher E. Hufnagel	May 30, 2023
Signature, Chris Hufnagel	Date
• WOLVERINE WORLDWIDE • 9341 COURTLAND DR. NE. ROCKFORD, MI 49351 • PAGE 4 OF 5

• WOLVERINE WORLDWIDE • 9341 COURTLAND DR. NE. ROCKFORD, MI 49351 • PAGE 5 OF 5